                                                                 EXHIBIT 10.13

                                     [LOGO]

                                  ENDLESS YOUTH
                                  PRODUCTS, INC.


January 27, 1999


Brian Kelly
3307 Laurel Avenue
Manhattan Beach, CA 90266


Dear Brian,

This Letter Agreement memorializes our agreement with respect to your assistance in securing financing for the Le Solution Derma System.

At the time Infomercial Development Services ("IDS") payment of at least $100,000 to Monte-Brooks Productions, 5000 shares of Endless Youth Products, Inc. stock shall be provided to you; such stock holds a May 1, 1999 sales restriction. Additionally, you shall be provided 1 percent of net receipts (defined as Gross Receipts, as provided in the agreement between IDS and Endless Youth, minus the cost of product). Such percentage shall be paid 45 days after the end of each month. The 1 percent shall be paid until the total of all payments equals $250,000; thereafter, no further moneys shall be owed to you by Endless Youth Products.

I look forward to working with you on this project and many more.


Yours sincerely,
Endless Youth Products, Inc.

/s/ Neal K. Wallach
Neal K. Wallach
President